SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1 (b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)
                             (Amendment N(0) 4 ) *


                                BBVA Banco BHIF
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                                (Name of Issuer)


                             Shares of Common Stock
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                         (Title of Class of Securities)

                                   05946H 108
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                                 (CUSIP Number)


-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   |_|  Rule 13d-1 (b)
   |X|  Rule 13d-1 (c)
   |_|  Rule 13d-1 (d)

---------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Translation of Issuer's Name: BBVA Bank BHIF.

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CUSIP No. 05946H 108                  13 G                    Page 2 of 8 pages
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     NAME OF REPORTING PERSONS
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Compania de Leasing y Arriendo S.A.

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     CHECK THE APPROPIATE BOX IF A MEMBER OF A GROUP *                  (a) |_|
2                                                                       (b) |X|

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     SEC USE ONLY
3

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     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     CHILE

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                          5    SOLE VOTING POWER                  5,118,266

                          -----------------------------------------------------
     NUMBER OF
       SHARES             6    SHARED VOTING POWER               23,804,478
    BENEFICIALLY
      OWNED BY            -----------------------------------------------------
        EACH
     REPORTING            7    SOLE DISPOSITIVE POWER             5,118,266
    PERSON WITH
                          -----------------------------------------------------

                          8    SHARED DISPOSITIVE POWER          23,804,478

-------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     5,118,266

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     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10   CERTAIN SHARES *                                                       |_|

-------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     1.41%

-------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON *
12
     CO
-------------------------------------------------------------------------------

                    o SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No. 05946H 108                  13 G                    Page 3 of 8 pages
----------------------------                       ----------------------------

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSONS
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Inversiones Santa Virginia Limitada

-------------------------------------------------------------------------------
     CHECK THE APPROPIATE BOX IF A MEMBER OF A GROUP *                  (a) |_|
2                                                                       (b) |X|

-------------------------------------------------------------------------------
     SEC USE ONLY
3

-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     CHILE

-------------------------------------------------------------------------------

                          5    SOLE VOTING POWER                 18,686,212

                          -----------------------------------------------------
     NUMBER OF
       SHARES             6    SHARED VOTING POWER               23,804,478
    BENEFICIALLY
      OWNED BY            -----------------------------------------------------
        EACH
     REPORTING            7    SOLE DISPOSITIVE POWER            18,686,212
    PERSON WITH
                          -----------------------------------------------------

                          8    SHARED DISPOSITIVE POWER          23,804,478

-------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     18,686,212

-------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10   CERTAIN SHARES *                                                       |_|

-------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     5.17%

-------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON *
12
     CO
-------------------------------------------------------------------------------

                    o SEE INSTRUCTIONS BEFORE FILLING OUT !

----------------------------                       ----------------------------
CUSIP No. 05946H 108                  13 G                    Page 4 of 8 pages
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Item 1(a).  Name of Issuer:

     BBVA Banco BHIF.

Item 1(b). Address of Issuer `s Principal Executive Offices:

     Huerfanos 1234
     Santiago
     Chile

Item 2(a). Names of Persons Filing:

     (1) Compania de Leasing y Arriendo S.A.
     (2) Inversiones Santa Virginia Limitada

Item 2(b). Addresses of  Principal Business Office or, if None, Residence:

     (1) Compania de Leasing y Arriendo S.A.
         La Concepcion 177, 2nd floor
         Santiago
         Chile

     (2) Inversiones Santa Virginia Limitada
         La Concepcion 177, 2nd floor
         Santiago
         Chile

Item 2(c). Citizenship:

     (1) Compania de Leasing y Arriendo S.A.  :     Chile
     (2) Inversiones Santa Virginia Limitada  :     Chile

Item 2(d). Title of Class Securities:

     (1) Ordinary shares, without par value
     (2) Ordinary shares, without par value


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CUSIP No. 05946H 108                  13 G                    Page 5 of 8 pages
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Item 2(e). CUSIP Number:

     (1) 05946H 108
     (2) 05946H 108


Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2 (b) or
(c), Check Whether the Person Filing is a:

(a) |_|  Broker or dealer registered under Section 15 of the Exchange Act;

(b) |_|  Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) |_|  Insurance company as defined in Section 3(a) (19) of the Exchange Act;

(d) |_| Investment company registered under Section 8 of the Investment Company Act;

(e) |_|  An investment adviser in accordance with Rule 13d-1 (b) (1) (ii) (E);

(f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F);

(g) |_| A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G);

(h) |_| A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;

(i) |_| A church plan that is excluded from the definition of an investment company under Section 3 (c) (14) of the Investment Company Act;

(j) |_|  Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|


Item 4.  Ownership.

     (a)  Amount beneficially owned:

               (1) See item 9 on page 2 of the cover page
               (2) See item 9 on page 3 of the cover page

     (b)  Percent of class:

               (1) See item 11 on page 2 of the cover page
               (2) See item 11 on page 3 of the cover page


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CUSIP No. 05946H 108                  13 G                    Page 6 of 8 pages
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     (c)  Number of Shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:

                     (1) See item 5 on page 2 of the cover page.
                     (2) See item 5 on page 3 of the cover page.

               (ii)  Shared power to vote or to direct the vote:

                     (1) Se item 6 on page 2 of the cover page. *
                     (2) Se item 6 on page 3 of the cover page. *

*Voting power and dispositive power may be considered shared with respect to Compania de Leasing y Arriendo S.A. and Inversiones Santa Virginia Limitada, since they function as a group and have the same management.


               (iii) Sole power to dispose or to direct the disposition of:

                     (1) See item 7 on page 2 of the cover page.
                     (2) See item 7 on page 3 of the cover page.

               (iv)  Shared power to dispose or to direct the disposition of:

                     (1) See item 8 on page 2 of the cover page.
                     (2) See item 8 on page 3 of the cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not Applicable.

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CUSIP No. 05946H 108                  13 G                    Page 7 of 8 pages
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Item 8. Identification and Classification of Members of the Group.

     Not Applicable.


Item 9. Notice of Dissolution of the Group.

     Not Applicable.


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 05946H 108                  13 G                    Page 8 of 8 pages
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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             /s/ Jaime Said Handal
                      ------------------------------------
                                   SIGNATURE


Date,  February 3, 2003       Compania de Leasing y Arriendo S.A.
                                By: Jaime Said Handal




     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             /s/ Jaime Said Handal
                            /s/ Gonzalo Said Handal
                      ------------------------------------
                                   SIGNATURE


Date,  February 3, 2003       Inversiones Santa Virginia Limitada
                                By: Jaime Said Handal and Gonzalo Said Handal